Exhibit 99.1

The Hanover Reports First Quarter Net Income of $1.46 per Diluted Share;

Operating Income1 of $1.32 per Diluted Share;

Combined Ratio of 96.1% Including Catastrophe Impact of 2.0 points

WORCESTER, Mass., April 29, 2013—The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $66.2 million, or $1.46 per diluted share, for the first quarter of 2013, compared to $49.7 million, or $1.09 per diluted share, in the first quarter of 2012. Operating income was $59.9 million, or $1.32 per diluted share, in the first quarter of 2013, compared to $46.0 million, or $1.01 per diluted share, in the prior-year quarter.

First Quarter Highlights

•	Combined ratio of 96.1%, including 2.0 points related to catastrophe losses

•	Favorable reserve development of $6.9 million, driven by reserve releases in the Chaucer business

•	Net premiums written of $1.1 billion, up 6%, primarily driven by higher share of premiums retained at Chaucer

•	Continued improvement in Commercial and Personal Lines pricing trends

•	Net investment income of $67.3 million

•	Issued $175 million of subordinated debentures due in 2053 with a coupon of 6.35%

•	Repurchased approximately 544,000 shares of common stock for $25.2 million at an average cost of $46.38 per share

•	Book value per share of $59.58 at March 31, 2013, up 2% from December 31, 2012, and up 3% from March 31, 2012

	Three months ended March 31
In millions, except per share amounts	2013	2012
Net premiums written	$1,076.7	$1,016.8
Operating income	59.9	46.0
per diluted share	1.32	1.01
Net income	66.2	49.7
per diluted share	1.46	1.09
Net investment income	67.3	68.8
Book value per share	$59.58	$57.65
Ending shares outstanding	44.0	44.7
Combined ratio	96.1%	98.1%
Combined ratio, excluding catastrophes(2)	94.1%	94.2%

(1)	See information about this and other footnotes throughout this press release on the final page of this document.

“We are pleased to start 2013 with strong earnings and positive momentum on all of our strategic priorities,” said Frederick H. Eppinger, chief executive officer at The Hanover.

“Underlying profitability in our domestic operations is expanding. And, while we clearly have more work to do, our results this quarter and the progress we are making provide us with continued confidence in future margin expansion and our ability to execute on our strategic and financial goals for the year.

“We achieved pricing increases of 9% in both core Commercial and Personal Lines during the quarter, and we are seeing even greater increases in our specialty businesses. We also continued to execute on targeted and deliberate profit improvement and exposure management actions. Chaucer made another strong contribution to our earnings, benefitting from lower-than-expected losses, and once again demonstrating its strong underwriting expertise.

“At quarter-end, our book value per share stood at $59.58, and our annualized ROE was 10%, a solid improvement. We remain committed to continue to grow shareholders’ equity and returns,” Eppinger said.

Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $33.0 million in the first quarter of this year, compared to $33.9 million in the first quarter of 2012. The Commercial Lines combined ratio was 100.5% in the current quarter, compared to 100.3% in the prior-year quarter. Catastrophe losses were $7.4 million, or 1.6 points of the first quarter combined ratio in 2013, compared to $11.1 million, or 2.6 points, in the prior-year quarter. First quarter 2013 results also reflected unfavorable prior-year loss reserve development of $0.2 million, having no material impact on the first quarter combined ratio, compared to unfavorable development of $0.5 million, or 0.1 points of the first quarter combined ratio in the first quarter of 2012.

Commercial Lines current accident year underwriting, excluding catastrophes,(3) generated a combined ratio of 98.9%, compared to 97.6% in the prior-year quarter. Current quarter results reflect a more typical pattern of non-catastrophe winter weather losses in property coverages, as well as a comparatively higher loss ratio in commercial auto. The current quarter loss ratio, excluding catastrophes, represents an improvement over the fourth quarter and full-year 2012, reflecting an underlying improvement in trends driven by rate and other underwriting actions.

The underwriting results this quarter benefited from a lower expense ratio, driven by earned premium growth and operating efficiencies.

Net written premiums were $483.6 million in the first quarter of 2013, up 3.1% from the prior-year quarter, driven by continued renewal price gains, partially offset by a renewal rights transaction that reduced property program business in Florida.

The following table summarizes premiums and the components of the combined ratio in Commercial Lines:

	Three months ended March 31
$ in millions	2013	2012
Net written premiums	$483.6	$468.9
Net earned premiums	476.6	434.9
Operating income before taxes	33.0	33.9
Loss and LAE ratio	62.5%	61.6%
Expense ratio(4)	38.0%	38.7%

Combined ratio	100.5%	100.3%

Combined ratio, excluding catastrophe losses	98.9%	97.7%
Current accident year combined ratio, excluding catastrophe losses	98.9%	97.6%

Personal Lines

Personal Lines operating income before taxes was $30.5 million in the first quarter of 2013, compared to $27.5 million in the prior-year quarter. The Personal Lines combined ratio was 96.5% in the first quarter of this year, compared to 98.0% in the prior-year quarter. Catastrophe losses were $11.7 million, or 3.2 points of the first quarter combined ratio in 2013, compared to $23.0 million, or 6.3 points, in the prior-year quarter. Current quarter results also reflected unfavorable prior-year reserve development of $5.6 million, or 1.5 points of the first quarter combined ratio, compared to unfavorable reserve development of $3.8 million, or 1.0 point, in the first quarter of 2012.

Personal Lines current accident year underwriting, excluding catastrophes, produced a combined ratio of 91.8%, compared to 90.7% in the prior-year quarter. This was driven by the impact of non-catastrophe winter weather in the property coverages, including physical damage and comprehensive coverage in personal auto. The current quarter loss ratio, excluding catastrophes, represents an improvement over the fourth quarter and full year 2012, reflecting an underlying improvement in trends driven by rate and other underwriting actions.

Net premiums written were $341.6 million in the first quarter of 2013, down 1.7% from the first quarter of 2012. Continuing rate increases in all lines were more than offset by continued and planned exposure management actions related to certain geographies.

The following table summarizes premiums and the components of the combined ratio in Personal Lines:

	Three months ended March 31
$ in millions	2013	2012
Net written premiums	$341.6	$347.4
Net earned premiums	368.8	363.3
Operating income before taxes	30.5	27.5
Loss and LAE ratio	69.3%	70.7%
Expense ratio	27.2%	27.3%

Combined ratio	96.5%	98.0%

Combined ratio, excluding catastrophe losses	93.3%	91.7%
Current accident year combined ratio, excluding catastrophe losses	91.8%	90.7%

Chaucer

Chaucer’s operating income before taxes was $40.9 million in the first quarter of 2013, compared to $25.5 million in the prior-year quarter. The Chaucer combined ratio was 86.7%, compared to 93.8% in the first quarter of 2012. Catastrophe losses were $2.6 million, or 1.0 point of the combined ratio, compared to $6.5 million, or 2.7 points, in the same period last year. Prior-year favorable reserve development was $13.3 million, or 5.3 points of the combined ratio, compared to $21.7 million, or 9.2 points in the prior-year quarter. Favorable reserve development in the quarter was driven by better than expected loss experience, primarily in the property line, that was partially offset by the impact of foreign currency movements.

Chaucer’s current accident year underwriting, excluding catastrophes, resulted in a combined ratio of 91.0%, compared to 100.3% in the prior-year quarter. This improvement was primarily due to a lower incidence of losses in most classes in the first quarter of this year. The underwriting results this quarter also benefited from a lower expense ratio driven by foreign currency movements, which partially offset the above-mentioned impact on reserves.

Net premiums written were $251.5 million in the first quarter of 2013, up 25.6% over the prior-year quarter, primarily due to additional retained premiums at Syndicate 1084, as a result of the company’s decision not to renew certain quota-share agreements effective January 1, 2013.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

	Three months ended March 31
$ in millions	2013	2012
Net written premiums	$251.5	$200.2
Net earned premiums	248.9	237.0
Operating income before taxes	40.9	25.5
Loss and LAE ratio	52.0%	57.6%
Expense ratio	34.7%	36.2%

Combined ratio	86.7%	93.8%

Combined ratio, excluding catastrophe losses	85.7%	91.1%
Current accident year combined ratio, excluding catastrophe losses	91.0%	100.3%

Investments

Net investment income was $67.3 million for the first quarter of 2013, compared to $68.8 million in the prior year period. The decrease is primarily due to the impact of lower new money yields. The average pre-tax earned yield on fixed maturities was 4.03% and 4.38% for the quarters ended March 31, 2013 and 2012, respectively.

Net realized investment gains were $8.1 million in the first quarter of 2013, including $0.5 million of impairment charges. In the first quarter of 2012, net realized investment gains were $3.1 million, including $1.9 million of impairment charges.

The company held $8.1 billion in cash and invested assets at March 31, 2013.

Fixed maturities and cash represented 92% of the investment portfolio. Approximately 95% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized investment gains on the portfolio increased $17.2 million, to $459.9 million at March 31, 2013, from $442.7 million at December 31, 2012.

Capitalization and Shareholders’ Equity

During the quarter, the company issued $175 million of subordinated debentures due in 2053 with a coupon of 6.35%. The company’s total capital at March 31, 2013 was $3.6 billion, including $978.1 million in long-term debt securities.

At March 31, 2013, book value per share was $59.58, up 2% from December 31, 2012, and up 3% from March 31, 2012.

The company repurchased 904,000 of common shares for approximately $42.7 million through April 26, 2013. On April 26, 2013, the company had approximately $72 million of capacity remaining under its $500 million stock repurchase program.

“The subordinated debt issuance was another step in our ongoing approach to optimize the efficiency of our capital,” said David B. Greenfield, chief financial officer of The Hanover. “Over the last several months, we have opportunistically retired certain debt related to prior acquisitions and projects. With this current issuance, we have taken advantage of favorable market conditions to further strengthen and improve our financial flexibility, while improving shareholder returns through share repurchases.”

Earnings Conference Call

The Hanover will host a conference call to discuss its first quarter results on Tuesday, April 30th at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover Web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s Web site, located at www.hanover.com, in the “About Us-Investors” section. Investors may access the conference call by dialing 877-703-6106; if calling internationally, please dial 857-244-7305; conference code: 72834274. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this Web site approximately two hours after the call.

Financial Supplement

The Hanover’s first quarter earnings news release and financial supplement are available in the “About Us-Investors” section of the company’s Web site at www.hanover.com.

Condensed Consolidated Balance Sheet	March 31,	December 31,
$ in millions	2013	2012
Assets
Total investments	$7,366.0	$7,478.3
Cash and cash equivalents	691.0	564.8
Premiums and accounts receivable, net	1,318.1	1,308.8
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,435.5	2,479.7
Other assets	1,631.5	1,653.3

Total assets	$13,442.1	$13,484.9

Liabilities
Loss and loss adjustment expense reserves	$6,092.5	$6,197.0
Unearned premiums	2,488.1	2,474.8
Debt	978.1	849.4
Other liabilities	1,259.4	1,368.3

Total Liabilities	$10,818.1	$10,889.5

Total shareholders’ equity	$2,624.0	$2,595.4

Total liabilities and shareholders’ equity	$13,442.1	$13,484.9

Condensed Consolidated Income Statement	Three months ended March 31
$ in millions	2013	2012
Revenues
Premiums earned	$1,094.3	$1,035.6
Net investment income	67.3	68.8
Total net realized investment gains	8.1	3.1
Fees and other income	10.6	14.3

Total revenues	1,180.3	1,121.8
Losses and expenses
Losses and loss adjustment expenses	683.4	661.4
Amortization of deferred acquisition costs	242.5	228.1
Interest expense	14.7	16.2
Other operating expenses	150.8	145.3

Total losses and expenses	1,091.4	1,051.0
Income from continuing operations before income taxes	88.9	70.8
Income tax expense	22.5	20.1

Income from continuing operations	66.4	50.7
Discontinued operations	(0.2)	(1.0)

Net income	$66.2	$49.7

The following is a reconciliation from operating income (loss) to net income (loss)(5):

	Three months ended March 31
	2013		2012
In millions, except per share amounts	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss) before taxes
Commercial Lines	$33.0		$33.9
Personal Lines	30.5		27.5
Chaucer	40.9		25.5
Other	(2.2)		(1.2)

Total	102.2		85.7
Interest expense on debt	(14.7)		(16.2)

Operating income before taxes	87.5	$1.93	69.5	$1.53
Income tax (expense) benefit on operating income	(27.6)	(0.61)	(23.5)	(0.52)

Operating income	59.9	1.32	46.0	1.01
Net realized investment gains	8.1	0.18	3.1	0.07
Non-segment items	(1.6)	(0.03)	1.6	0.03

Income from continuing operations	66.4	1.47	50.7	1.11
Other discontinued operations, net of taxes	(0.2)	(0.01)	(1.0)	(0.02)

Net income	$66.2	$1.46	$49.7	$1.09

Weighted average shares		45.3		45.5

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, statements in this press release or in such conference call regarding underlying improvement in trends driven by rate and other underwriting actions, future margin expansion, the efficacy of business portfolio changes, pricing and retention trends, pricing and underwriting actions, the ability to continue to improve our financial performance and capitalize on growth opportunities, and statements in the above-referenced conference call regarding expectations and guidance for the remainder of 2013 and 2014, including with respect to expectations for future reserve development, net written premium, new business growth, retention, the ability to achieve rate increases and maintain or improve ex-catastrophe accident year loss and expense ratios, net investment income, the potential impact of capital actions and business investments, financial strength, the impact of product, account-based and geographic mix changes on future profitability, expectations for our legacy surety business, the impact of seasonality, the impact of various agency and exposure management actions on net written premiums or operating income, effective tax rates, weighted shares outstanding, returns on equity, the ability to improve investment yields without increasing risk, the impact of foreign currency fluctuations, and statements regarding expected financial results, combined ratio and profitability of Chaucer Holdings plc (“Chaucer”), are all forward-looking statements. Statements regarding the possible impact of the current economic conditions on the company’s business and investment portfolio, and with respect to the anticipated pricing environment, are also forward looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment; and (vii) the inherent uncertainties of predicting future loss and pricing trends.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “About Us—Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of the company’s recent or future acquisitions, and expenses incurred as a result of such acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions; financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers and the performance of the discontinued and run-off voluntary pools.

Non-GAAP financial measures

As discussed on page 43 of the Annual Report, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses), gains and losses from the retirement of the company’s debt, and results from discontinued operations, and in the case of “operating income per share” divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the Annual Report on pages 80-82.

Operating income is net income, excluding net realized investment gains and losses, including gains or losses on certain derivative instruments. Such gains and losses are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes,” which is operating income before interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development. Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the three months ended March 31, 2013 and 2012 is set forth in the table on page 7 of this document and in the financial supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and Chaucer Holdings plc, based in London, and their affiliates. The Hanover offers a wide range of property and casualty products and services to businesses, individuals, and families through a select group of agents and brokers. The company ranks among the top 25 property and casualty insurers in the United States and has been meeting its obligations to its agent partners and their customers for over 160 years. Through Chaucer, the company also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, U.K. motor and casualty. For more information, please visit www.hanover.com.

Contact Information

Investors:	Media:

Oksana Lukasheva	Michael F. Buckley

E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com

1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other Property and Casualty. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents THG’s international business written through Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, U.K. motor and casualty. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

Footnotes

(1)	Operating income (loss), (referenced in prior releases as “segment income (loss) after tax”), and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of our three business segments (referred to in prior releases, with respect to each segment, as “pre-tax segment income”), is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 7 of this press release. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2)	Combined ratio, excluding catastrophes, is a non-GAAP measure. This measure and measures excluding prior-year reserve development (“accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the closest GAAP measure. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(3)	This is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year favorable reserve development and catastrophe losses. This measure also is used later in this document. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(4)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.

(5)	The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis. Operating income (loss) is determined by adjusting net income for net realized investment gains and losses, including certain gains or losses on derivative instruments. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, operating income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

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